EXHIBIT 4
[Letterhead of KPMG LLP]

The Board of Directors
Claude Resources Inc.
200, 224-4th Avenue South
Saskatoon, Saskatchewan S7K 5M5
We consent to the use of our report dated March 22, 2006 included in this annual report on Form 40-F for the year ended December 31, 2005.

/s/ KPMG LLP
Saskatoon, Canada
March 22, 2006
KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.